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                                                                 EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
O'Charley's Inc.:

We consent to the use of our reports dated March 25, 2005, with respect to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 26, 2004 and December 28, 2003, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 26, 2004, and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 26, 2004, and the effectiveness of internal control over financial reporting as of December 26, 2004, incorporated herein by reference.

Our report dated March 25, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 26, 2004, expresses our opinion that O'Charley's Inc. did not maintain effective internal control over financial reporting as of December 26, 2004 because of the effect of a material weakness in internal control over the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold depreciation practices, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2003 and 2002 consolidated financial statements.



                                                      KPMG LLP


Nashville, Tennessee
June 27, 2005